Exhibit 99.1

April 29, 2014

Contacts:
MARK D. GIBSON	GREGORY R. CONLEY	MYRA F. MOREN
Chief Executive Officer	Chief Financial Officer	Director, Investor Relations
(214) 265-0880	(412) 281-8714	(713) 852-3500
mgibson@hfflp.com	gconley@hfflp.com	mmoren@hfflp.com

HFF, Inc. reports first quarter 2014 financial and transaction production results

PITTSBURGH, PA – HFF, Inc. (NYSE: HF) reported today its financial and production volume results for the first quarter of 2014. Based on transaction volume, HFF, Inc. (the Company or HFF), through its Operating Partnerships, Holliday Fenoglio Fowler, L.P. (HFF LP) and HFF Securities L.P. (HFF Securities and, collectively with HFF LP, the Operating Partnerships), is one of the leading and largest full-service commercial real estate financial intermediaries in the U.S. providing commercial real estate and capital markets services to both the users and providers of capital in the commercial real estate sector.

Consolidated Earnings

First Quarter Results

The Company reported revenues of $76.0 million for the first quarter of 2014, which represents an increase of $21.8 million, or 40.2% compared to the first quarter of 2013 revenues of $54.2 million. The Company generated operating income of $3.8 million, an increase of $3.9 million when compared to an operating loss of $0.1 million for the first quarter of 2013. This increase in operating income is primarily attributable to the 40.2% increase in revenues and was partially offset by (a) increases in the Company’s compensation-related costs and expenses associated with, in part, (i) the net growth in headcount of 60 new associates from April 1, 2013 through March 31, 2014, (ii) an increase in incentive compensation including firm and office profit participation expenses directly tied to performance-based metrics, and (iii) increased non-cash stock compensation expense primarily related to the non-cash mark-to-market adjustments on liability-based stock awards revalued each quarter, (b) increased travel and entertainment expenses due to higher transactional volumes, (c) increased occupancy costs, and (d) increased depreciation and amortization costs.

HFF reports first quarter 2014 financial results

Interest and other income, net, totaled $2.9 million in the first quarter of 2014, a decrease of $1.3 million, or 30.5%, as compared to $4.2 million in the first quarter of 2013. This decrease is primarily a result of decreases in other income earned in connection with the Company’s Freddie Mac Program Plus® Seller Servicer business.

The Company recorded income tax expense of $3.5 million in the first quarter of 2014, compared to a tax expense of $1.7 million in the first quarter of 2013, an increase of $1.8 million, which is primarily due to the higher income before income taxes earned in the first quarter of 2014 compared to the first quarter of 2013.

The Company reported net income for the quarter ended March 31, 2014 of $3.7 million, an increase of $1.4 million, or 60.1%, compared with net income of $2.3 million for the quarter ended March 31, 2013. Net income for the quarter ended March 31, 2014 was $0.10 per diluted share compared to $0.06 per diluted share for the first quarter of 2013, an increase of $0.04 per diluted share, or 66.7%.

Adjusted EBITDA (a non-GAAP measure whose reconciliation to net income can be found within this release) for the first quarter of 2014 was $11.8 million and represents an increase of $5.0 million, or 72.5%, as compared to $6.9 million in the comparable period in 2013. The Adjusted EBITDA margin for the first quarter of 2014 was 15.6% compared to an Adjusted EBITDA Margin of 12.7% in the first quarter of 2013. This increase in Adjusted EBITDA is primarily attributable to the increase in operating income, as discussed above.

HFF reports first quarter 2014 financial results

HFF, Inc.

Consolidated Operating Results

(dollars in thousands, except per share data)

(Unaudited)

	For the Three Months Ended Mar. 31,
	2014	2013

Revenue	$76,031	$54,215

Operating expenses:
Cost of services	46,074	34,842
Operating, administrative and other	24,086	17,906
Depreciation and amortization	2,053	1,588

Total expenses	72,213	54,336

Operating income (loss)	3,818	(121)

Interest and other income, net	2,910	4,187
Interest expense	(7)	(9)
(Increase) decrease in payable under the tax receivable agreement	501	—

Income before income taxes	7,222	4,057

Income tax expense	3,515	1,741

Net income	$3,707	$2,316

Earnings per share - basic	$0.10	$0.06
Earnings per share - diluted	$0.10	$0.06
Weighted average shares outstanding - basic	37,559,212	37,255,604
Weighted average shares outstanding - diluted	37,595,392	37,481,156

Adjusted EBITDA	$11,834	$6,860

HFF reports first quarter 2014 financial results

Production Volume and Loan Servicing Summary

The reported volume data presented below (provided for informational purposes only) is unaudited and is estimated based on the Company’s internal database.

First Quarter Production Volume Results

	Unaudited Production Volume by Platform
	(dollars in thousands)
	For the Three Months Ended March 31,
By Platform	2014		2013
	Production Volume	# of Transactions	Production Volume	# of Transactions
Debt Placement	$5,263,829	192	$4,535,223	186
Investment Sales	4,712,748	126	2,738,201	67
Equity Placement (1)	659,329	21	284,702	20
Loan Sales	36,582	4	26,960	4

Total Transaction Volume	$10,672,488	343	$7,585,086	277

Average Transaction Size	$31,115		$27,383

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans
Private Equity Discretionary Funds	$1,552,000		$2,034,500
Loan Servicing Portfolio Balance	$34,860,572	2,352	$31,744,445	2,295

(1)	Formally referred to as Structured Finance.

The total number of transactions and production volumes for the first quarter of 2014 totaled 343 transactions which resulted in production volume of approximately $10.7 billion. This represents an increase of 66 transactions, or 23.8%, as well as an increase of approximately $3.1 billion, or 40.7%, in production volume when compared to first quarter of 2013 production volume of approximately $7.6 billion on 277 transactions. The average transaction size for the first quarter of 2014 was $31.1 million, or approximately 13.6% higher than the comparable figure of approximately $27.4 million for the first quarter of 2013.

•	Debt Placement production volume was approximately $5.3 billion in the first quarter of 2014 representing an increase of 16.1% from first quarter of 2013 volume of approximately $4.5 billion.

•	Investment Sales production volume was approximately $4.7 billion in the first quarter of 2014 representing an increase of 72.1% over first quarter of 2013 volume of approximately $2.7 billion. The 72.1% increase in HFF’s investment sales volume compares favorably with the 15% increase in total U.S. sales volume for the first quarter of 2014 as reported by Real Capital Analytics.

HFF reports first quarter 2014 financial results

•	Equity Placement production volume was approximately $659.3 million in the first quarter of 2014, an increase of 131.6% from the first quarter of 2013 volume of approximately $284.7 million.

•	Loan Sales production volume was approximately $36.6 million for the first quarter of 2014, an increase of 35.7% from the first quarter of 2013 volume of $27.0 million.

•	At the end of the first quarter of 2014, the amount of active private equity discretionary fund transactions on which HFF Securities has been engaged and may recognize additional future revenue was approximately $1.6 billion compared to approximately $2.0 billion at the end of the first quarter of 2013, representing a 23.7% decrease.

•	The principal balance of the Company’s Loan Servicing portfolio reached $34.9 billion at the end of the first quarter of 2014, representing an increase of approximately $3.1 billion, or 9.8%, from $31.7 billion at the end of the first quarter 2013.

Business Comments

Pursuant to its strategic growth initiatives, the Company continued to expand its total employment and production ranks to their highest levels since the Company went public in January 2007. The Company’s total employment reached 654 associates as of March 31, 2014, which represents a net increase of 60, or 10.1%, over the comparable total of 594 associates as of March 31, 2013. HFF’s total number of transaction professionals reached 260 as of March 31, 2014, which represents a net increase of 19, or 7.9% over the comparable total of 241 transaction professionals as of March 31, 2013. Over the past twelve months, the Company continued to add transaction professionals to existing lines of business and product specialties through the promotion and recruitment of associates in 16 of the Company’s 22 offices, including the Philadelphia office which opened in December 2013.

“We are very pleased with the strong performance of the Company in the first quarter and view our continued performance as confirmation from our clients that HFF’s core strategy, our partnership culture, and leadership structure continue to be well received by the commercial real estate industry in general,” said Mark Gibson, chief executive officer of HFF.

HFF reports first quarter 2014 financial results

“We believe these key attributes permit HFF to continue to attract and retain highly talented individuals who in turn provide exceptional knowledge and service to our clients. The combination of our people and our collective industry expertise allows HFF to continue to benefit from the meaningful synergies which exist among the Company’s six business lines,” added Mark Gibson.

Non-GAAP Financial Measures

This earnings press release contains a non-GAAP measure, Adjusted EBITDA, which as calculated by the Company is not necessarily comparable to similarly-titled measures reported by other companies. Additionally, Adjusted EBITDA is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to the Company’s other financial information determined under GAAP. For a description of the Company’s use of Adjusted EBITDA and a reconciliation of Adjusted EBITDA with net income, see the section of this press release titled “Adjusted EBITDA Reconciliation.”

Earnings Conference Call

The Company’s management will hold a conference call to discuss first quarter 2014 financial results on Tuesday, April 29, 2014 at 6:00 p.m. Eastern Time. To listen, participants should dial 866-713-8563 in the U.S. and 617-597-5311 for international callers approximately 10 minutes prior to the start of the call and enter participant code 69354142. A replay will become available after 10:00 p.m. Eastern Time on Tuesday, April 29, 2014 and will continue through May 29, 2014, by dialing 888-286-8010 (U.S. callers) and 617-801-6888 (international callers) and entering participant code 53302023.

The live broadcast of the Company’s quarterly conference call will be available online on its website at www.hfflp.com on Tuesday, April 29, 2014 beginning at 6:00 p.m. Eastern Time. The broadcast will be available on the Company’s website for one month. Related presentation materials will be posted to the “Investor Relations” section of the Company’s website prior to the call. The presentation materials will be available in Adobe Acrobat format.

About HFF, Inc.

Through its subsidiaries, Holliday Fenoglio Fowler, L.P. and HFF Securities L.P., the Company operates out of 22 offices nationwide and is one of the leading and largest full-service commercial real estate financial intermediaries in the U.S. providing commercial real estate and capital markets services to both the users and providers of capital in the commercial real estate sector. The Company offers clients a fully integrated national capital markets platform including debt placement, investment sales, private equity and structured finance, investment banking and advisory services, loan sales and commercial loan servicing.

HFF reports first quarter 2014 financial results

Certain statements in this earnings press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this earnings press release. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Any forward-looking statements speak only as of the date of this earnings press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: (1) general economic conditions and commercial real estate market conditions, including the recent conditions in the global markets and, in particular, the U.S. debt markets; (2) the Company’s ability to retain and attract transaction professionals; (3) the Company’s ability to retain its business philosophy and partnership culture; (4) competitive pressures; (5) the Company’s ability to integrate and sustain its growth; and (6) other factors discussed in the Company’s public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K.

Additional information concerning factors that may influence HFF, Inc.’s financial information is discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in the Company’s most recent Annual Report on Form 10-K, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission. Such information and filings are available publicly and may be obtained from the Company’s web site at www.hfflp.com or upon request from the HFF, Inc. Investor Relations Department at investorrelations@hfflp.com.

HFF reports first quarter 2014 financial results

HFF, Inc.

Consolidated Balance Sheets

(dollars in thousands)

(Unaudited)

	March 31, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$104,810	$201,262
Accounts receivable, receivable from affiliate and prepaids	9,526	4,588
Mortgage notes receivable	76,925	93,587
Property, plant and equipment, net	6,571	6,586
Deferred tax asset, net	158,639	161,099
Intangible assets, net	20,513	20,488
Other noncurrent assets	484	566

Total assets	$377,468	$488,176

LIABILITIES AND STOCKHOLDERS’ EQUITY
Warehouse line of credit	$76,925	$93,587
Accrued compensation, accounts payable and other current liabilities	25,511	67,155
Long-term debt (includes current portion)	426	443
Deferred rent credit and other liabilities	5,724	5,801
Payable under the tax receivable agreement	145,115	145,616

Total liabilities	253,701	312,602
Class A Common Stock, par value $0.01 per share, 175,000,000 shares authorized, 37,674,127 and 37,248,416 shares outstanding, respectively	381	372
Additional paid in capital	97,242	76,097
Treasury stock	(9,042)	(2,760)
Retained earnings	35,186	101,865

Total equity	123,767	175,574

Total liabilities and stockholders’ equity	$377,468	$488,176

HFF reports first quarter 2014 financial results

Adjusted EBITDA Reconciliation

The Company defines Adjusted EBITDA as net income before (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) stock-based compensation expense, which is a non-cash charge, (v) income recognized on the initial recording of mortgage servicing rights that are acquired with no initial consideration, which is also a non-cash income amount that can fluctuate significantly based on the level of mortgage servicing right volumes, and (vi) the increase (decrease) in payable under the tax receivable agreement, which represents changes in a liability recorded on the Company’s consolidated balance sheet determined by the ongoing remeasurement of related deferred tax assets and, therefore, can be income or expense in the Company’s consolidated statement of income in any individual period. The Company uses Adjusted EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. The Company finds Adjusted EBITDA as a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes, including the Company’s tax receivable agreement. Note that the Company classifies the interest expense on its warehouse lines of credit as an operating expense and, accordingly, it is not eliminated from net income in determining Adjusted EBITDA. Some of the items that the Company has eliminated from net income in determining Adjusted EBITDA are significant to the Company’s business. For example, (i) interest expense is a necessary element of the Company’s costs and ability to generate revenue because it incurs interest expense related to any outstanding indebtedness, (ii) payment of income taxes is a necessary element of the Company’s costs and (iii) depreciation and amortization are necessary elements of the Company’s costs.

Any measure that eliminates components of the Company’s capital structure and costs associated with the Company’s operations has material limitations as a performance measure. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

HFF reports first quarter 2014 financial results

Set forth below is an unaudited reconciliation of consolidated net income to Adjusted EBITDA for the Company for the three months ended March 31, 2014 and 2013:

Adjusted EBITDA for the Company is calculated as follows:

(dollars in thousands)

	For the Three Months Ended Mar. 31,
	2014	2013

Net income	$3,707	$2,316
Add:
Interest expense	7	9
Income tax expense	3,515	1,741
Depreciation and amortization	2,053	1,588
Stock-based compensation	4,745	2,530
Initial recording of mortgage servicing rights	(1,692)	(1,324)
Increase (decrease) in payable under the tax receivable agreement	(501)	—

Adjusted EBITDA	$11,834	$6,860

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